Exhibit 99.1

Alkermes Contacts:
For Investors: Sandy Coombs, +1 781 609 6377
For Media: Jennifer Snyder, +1 781 609 6166

ALKERMES APPOINTS NANCY SNYDERMAN, M.D., TO BOARD OF DIRECTORS

DUBLIN, Ireland, May 26, 2016 — Alkermes plc (NASDAQ: ALKS) today announced the appointment of Nancy L. Snyderman, M.D., to the company’s Board of Directors. Dr. Snyderman most recently served as Chief Medical Editor at NBC News, and has more than three decades of experience as a leading voice in healthcare and medicine. Dr. Snyderman is a board certified Otolaryngologist-Head and Neck Surgeon and Fellow in the American College of Surgeons.

“We are delighted to welcome Nancy to our Board of Directors. She has exceptional insights from her range of experiences as a surgeon, medical journalist and advisor to major organizations, and will bring a unique and valuable perspective to Alkermes,” said Richard Pops, Chief Executive Officer of Alkermes. “Nancy has a deep understanding of the value of medical innovation as well as the barriers that must be overcome in order to bring it to physicians, patients and communities. She will be a key strategic advisor as our products and pipeline are beginning to have a greater impact in the evolving healthcare ecosystem.”

Dr. Snyderman currently serves on the Board of Directors of GE’s Healthymagination and on the Global Health Advisory Council for Anheuser-Busch InBev. She is a board member of the Institute for Healthcare Improvement in Cambridge, Mass., the Albright Institute at Wellesley College, The Eye and Ear Foundation at the University of Pittsburgh Medical Center, and the National Meningitis Foundation. She is a Consulting Professor in the School of Global Health at Stanford University and a Consulting Professor of Medical Communication in the School of Public Health at the University of Nebraska Medical Center. Dr. Snyderman co-founded the Stanford University-NBC News Global Media Fellowship.

In addition, Dr. Snyderman has 28 years of experience as a medical journalist at NBC News and ABC News. She has reported on a wide-range of medical topics from global locations and has explained complex scientific breakthroughs to the public through television, radio, print and online media. She has received distinguished honors for her reporting, including Emmy Awards, an Edward R. Murrow Award, a Columbia University DuPont Award and a Gracie Award. Prior to her work in journalism, Dr. Snyderman worked at Johnson & Johnson as Vice President of Corporate Communications.

Beginning in 1983, Dr. Snyderman held medical roles in Otolaryngology-Head and Neck Surgery at the University of Arkansas Hospital and the University of California at San Francisco Medical Center. Dr. Snyderman attended the University of Nebraska Medical School and completed residencies in Pediatrics and Otolaryngology-Head and Neck Surgery at the University of Pittsburgh. She is an author on more than 60 peer-reviewed research articles and publications in the field of otolaryngology. Dr. Snyderman’s more recent publications include five books in the general press, including a New York Times bestseller.

“I am delighted to join Alkermes’ Board of Directors at a time when the company is clearly beginning to have an important impact on critical diseases of our time, including addiction and schizophrenia,” said Dr. Snyderman. “I look forward to applying the insights that I have acquired through my years of experience working within many realms of the medical community, and contributing to the achievement of Alkermes’ mission to advance innovative medicines and help patients and their families.”

About Alkermes

Alkermes plc is a fully integrated, global biopharmaceutical company developing innovative medicines for the treatment of central nervous system (CNS) diseases. The company has a diversified commercial product portfolio and a substantial clinical pipeline of product candidates for chronic diseases that include schizophrenia, depression, addiction and multiple sclerosis. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the therapeutic value and commercial potential of our product candidates and proprietary products. The company cautions that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include those risks described in the Alkermes plc Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015, and in other subsequent filings made by the company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. The information contained in this press release is provided by the company as of the date hereof, and, except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking information contained in this press release.

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